EX 23.1

Silberstein Unga, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

June 15, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Sillenger Exploration Corp.
Burnaby, BC, Canada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by Sillenger Exploration Corp. of our report dated May 25, 2010, relating to the financial statements of Sillenger Exploration Corp., a Nevada Corporation, as of and for the years ending February 28, 2010 and 2009 and the period from February 14, 2007 (Inception) through February 28, 2010.

Sincerely,

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC

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